March 2008 Filed pursuant to Rule 433 dated February 25, 2008 relating to Preliminary Pricing Supplement No. 526 dated February 25, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Currencies
Capital-Protected Currency Income Notes due April 6, 2012
Based on a Basket of Nine Currencies Relative to the U.S. Dollar
Capital Protected Notes provide investors with exposure to a wide variety of assets and asset classes, including equities, commodities and currencies with limited or no downside risk to the initial investment.  They are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for principal protection and upside exposure to the underlying assets.  The return on these particular Capital Protected Notes is linked to the notional performance of monthly interest rate carry trades on a basket of nine developed economy currencies relative to the U.S. dollar and are designed to provide potential enhanced monthly yield by entering into such carry trades.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	March , 2008
Original issue date:	March , 2008 (5 business days after the pricing date)
Maturity date:	April 6, 2012
Principal protection:	100%
Payment at maturity (per note):	$1,000 plus the protection amount, if any, as calculated on the final determination date of the final calculation period.
Protection amount:	The protection amount will initially be $80 to $100, as determined on the pricing date, and may be increased or decreased on each subsequent determination date. For subsequent calculations of the protection amount on each determination date, please see “Investment Overview – What is the Payment at Maturity?” on page 3.
Calculation period:	Each monthly calculation period runs from and including a determination date (for each calculation period, the “initial determination date”) to and including the following determination date (for each calculation period, the “final determination date”).
Determination date:	The initial determination date for the initial calculation period will be March 27, 2008, and, thereafter, will be a day falling towards the end of each month as set forth in Annex A; provided that if any such day as set forth in Annex A is not a currency business day, the relevant determination date will be the immediately preceding currency business day.
Variable monthly payment:	Subject to the prior occurrence of a defeasance event,
(i)	if the monthly basket performance is positive:
variable monthly payment = (75% x monthly basket performance x $1,000) + carryover payment, if any, subject to the maximum monthly payment (in which case, any excess over such maximum monthly payment will be allocated to the carryover reserve); or

(ii) if the monthly basket performance is zero or negative: variable monthly payment = $0 + carryover payment, if any, subject to the maximum monthly payment.

A defeasance event may occur at any time on any day during a calculation period as further described herein, at which point the notes will no longer pay any variable monthly payments based on the monthly basket performance and, once the carryover reserve equals $0, the notes will no longer pay any variable monthly payment at all.
Please see “Investment Overview – What is a Variable Monthly Payment?,” “–What is the Weighting?” and “– What is a Defeasance Event?” on pages 4-6.

Maximum monthly payment:	$8.33 per month (equivalent to an annualized return of approximately 10%)
Basket currencies:	Australian dollar	Eurozone euro	Norwegian krone
	British pound	Japanese yen	Swedish krona
	Canadian dollar	New Zealand dollar	Swiss franc
CUSIP:	6174463V9
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	3.00%	97.00%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990 per note.  Please see “Syndicate Information” on page 10 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 526 dated February 25, 2008
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007                   Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Investment Overview
The Capital-Protected Currency Income Notes (the “notes”), issued by Morgan Stanley, provide investors with exposure to the notional performance of monthly interest rate carry trades on a basket of nine developed economy currencies relative to the U.S. dollar with no downside risk to principal and are designed to provide potential enhanced monthly yield by entering into such carry trades.

How Do Interest Rate Carry Trades Work?

▪
Interest rate carry trades seek to exploit differentials between short term interest rates in different countries.  The notes offer the opportunity to exploit the differentials, if any, between prevailing 3-month LIBOR rates, or the 3-month NIBOR rate in the case of the Norwegian krone, in the countries of the basket currencies (each such interest rate, a “basket currency interest rate”) and the 3-month USD LIBOR rate (the “USD interest rate”) by comparing the one-month forward exchange rate for converting the basket currency into U.S. dollars (which expresses the value of the basket currency relative to U.S. dollar for delivery in one month’s time) at the start of a month with the spot exchange rate for converting the basket currency into U.S. dollars (which expresses the value of the basket currency relative to U.S. dollar for immediate delivery) at the end of the month.

▪
If the spot exchange rate between a basket currency and the U.S. dollar were to remain constant, this comparison will capture any absolute difference between the basket currency interest rate and the USD interest rate.

▪
If a basket currency interest rate is higher than the USD interest rate, the interest rate carry trade involves buying such basket currency at the one-month forward exchange rate (and therefore selling the U.S. dollar) through a one-month forward contract at the start of the month and then selling such basket currency (and therefore buying the U.S. dollar) at the spot exchange rate at the end of the month.  If the spot exchange rate stays unchanged throughout the course of the month, this process would expect to yield a return based on the differential between the two interest rates.

▪
If a basket currency interest rate is higher than the USD interest rate, the one-month forward exchange rate would be expected to be at a discount to (i.e. the basket currency would be expected to be relatively weaker than) the spot exchange rate by an amount proportional to the differential between the two interest rates.

▪
Such differential between the two interest rates exists because the one-month forward exchange rate reflects the opportunity a hypothetical investor would have to borrow U.S. dollars at a lower interest rate at the start of the month, convert those U.S. dollars into the basket currency, invest the basket currency at the higher basket currency interest rate for the month and then exchange the basket currency at the spot exchange rate back to U.S. dollars at the end of the month and repay the U.S. dollar loan.

▪
If a basket currency interest rate is lower than the USD interest rate, the interest rate carry trade involves selling such basket currency at the one-month forward exchange rate (and therefore buying the U.S. dollar) through a one-month forward contract at the start of the month and then buying such basket currency (and therefore selling the U.S. dollar) at the spot exchange rate at the end of the month.  If the spot exchange rate stays unchanged throughout the course of the month, this process would expect to yield a return based on the differential between the two interest rates.

▪
If a basket currency interest rate is lower than the USD interest rate, the one-month forward exchange rate would be expected to be at a premium to (i.e. the basket currency would be expected to be relatively stronger than) the spot exchange rate by an amount proportional to the differential between the two interest rates.

▪
Such differential between the two interest rates exists because the one-month forward exchange rate reflects the opportunity a hypothetical investor would have to borrow in the basket currency at a lower interest rate at the start of the month, convert the basket currency into U.S. dollars, invest the U.S. dollars at the higher USD interest rate for the month and then exchange the U.S. dollars at the spot exchange back to the basket currency at the end of the month and repay the basket currency loan.

March 2008	Page 2

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

How Do Movements in Exchange Rates and Interest Rates Impact Interest Rate Carry Trades?
Economic theory suggests that (i) if the one-month forward exchange rate is at a discount to the spot exchange rate, then the spot exchange rate (i.e. the value of the basket currency relative to the USD) should weaken over the month towards the one-month forward exchange rate and (ii) if the one-month forward exchange rate is at a premium to the spot exchange rate, then the spot exchange rate should strengthen over the month towards the one-month forward exchange rate.  As the spot exchange rate weakens (or strengthens) over the month towards the one-month forward exchange rate, the differential between the one-month forward exchange rate at the start of the month and the spot exchange rate at the end of the month will decrease and therefore the yield resulting from the carry trade would decrease and could be zero.

In practice, however, currencies which are trading at a one-month forward exchange rate discount have often been seen to experience an increase in market demand as investors seek to exploit the higher interest rates implied by the discount.  This market demand in turn strengthens the spot exchange rate, allowing the discount of the one-month forward exchange rate against the spot exchange rate to hold or be affected less than would otherwise be expected.  Conversely, currencies which are trading at a one-month forward exchange premium have often been seen to experience a decrease in market demand as investors seek to sell the currency after having borrowed it at the lower interest rate in order to exploit higher interest rates in other currencies.  This downward market demand in turn weakens the spot exchange rate, allowing the premium of the one-month forward exchange rate against the spot exchange rate to hold or be affected less than would otherwise be expected.  This phenomenon is called the forward rate bias.  Other economic events in particular countries or in the global economy generally can also effect exchange rates, and, consequently, the forward rate bias does not imply that interest rate carry trades will be profitable.

If the basket currency interest rates converged towards the USD interest rate, this would decrease the return achievable on the carry trade in any monthly period because of the decreased differential between the interest rates.  This in turn could cause the forward rate bias to diminish (because fewer investors would be interested in executing the carry trades which help maintain the differential between forward and spot exchange rates), causing the spot exchange rate to converge towards the forward exchange rate as predicted by economic theory.  This movement would significantly decrease the return available from carry trades.

What is the Payment at Maturity?
At maturity, each note will pay the $1,000 stated principal amount plus the protection amount, if any, which will be based on the notional performance of all of the interest rate carry trades executed over the term of the notes.

The protection amount (i) for the initial calculation period will be $80 to $100, as determined on the pricing date, (ii) for any subsequent calculation period will be calculated on the initial determination date of the related calculation period and will equal the sum of (x) the protection amount for the immediately preceding calculation period and (y) $1,000 times the protection change, and (iii) for the final calculation period will be calculated on the final determination date of the final calculation period as if such final determination date were an initial determination date of a calculation period.  If a defeasance event occurs during the term of the notes, the protection amount will be deemed to equal $0.

The “protection change” as determined on any determination date will be (i) if the monthly basket performance of the immediately preceding calculation period (“previous monthly basket performance”) is positive, a positive number equal to 25% of the previous monthly basket performance and (ii) if the previous monthly basket performance is zero or negative, zero or a negative number equal to the previous monthly basket performance.

March 2008	Page 3

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

What is a Variable Monthly Payment?
A variable monthly payment, which may be zero, will be made on the third business day of the month that follows each final determination date (each such third business day, a “monthly payment date”), subject to the prior occurrence of a defeasance event.  Each note will pay a variable monthly payment equal to:

▪	if the monthly basket performance is positive,
(75% x monthly basket performance x $1,000) + carryover payment (if any); subject to the maximum monthly payment,

▪
The remaining 25% of the monthly basket performance will be allocated to the protection amount.  Any excess of 75% of the monthly basket performance times $1,000 over the maximum monthly payment will be allocated to the carryover reserve.

▪	if the monthly basket performance is zero or negative,
$0 + carryover payment (if any); subject to the maximum monthly payment, or

▪	if a defeasance event has occurred prior to any monthly payment date and there is carryover reserve left unpaid, the carryover payment, subject to the maximum monthly payment.

The variable monthly payment payable on the final monthly payment date will equal any amount calculated in accordance with the prior paragraphs plus any carryover reserve remaining after such calculation and will not be subject to the maximum monthly payment.

The “monthly basket performance” for each calculation period is the sum of the carry trade performance for all of the basket currencies, expressed as a percentage, as calculated on the final determination date for such calculation period.  In each calculation period, the “carry trade performance,” which the calculation agent will calculate on the final determination date for such calculation period, will equal (expressed as a percentage):

▪	for the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar,

▪	for the Canadian dollar, the Japanese yen, the Norwegian krone, the Swedish krona and the Swiss franc,

There are two formulas used to calculate the carry trade performance for the basket currencies because the exchange rates for the Australian dollar, the British pound, the Eurozone euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency while the exchanges rates for the Canadian dollar, the Japanese yen, the Norwegian krone, the Swedish krona and the Swiss franc are expressed as the number of units of the applicable basket currency per one U.S. dollar.

The “carryover payment” will be an amount drawn down from the carryover reserve, if any, and paid out as part of the variable monthly payment if the variable monthly payment excluding any carryover payment on any monthly payment date would be less than the maximum monthly payment.  At any time, the “carryover reserve” will equal (a) the aggregate excess, if any, of (i) amounts that would have been paid on any monthly payment date in the absence of the maximum monthly payment over (ii) the maximum monthly payment, less (b) any carryover payment which has been paid as part of a variable monthly payment.  The carryover reserve will earn interest at the one-month CMT rate, as reset on each determination date.

The “initial forward exchange rate” is the one-month forward exchange rate as determined by the calculation agent on the initial determination date of the applicable calculation period.  The “final spot exchange rate” shall be the spot exchange rate as determined by the calculation agent on the final determination date of the applicable calculation period.

March 2008	Page 4

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

What is the Weighting?
The degree of exposure to the carry trade for each basket currency will be determined by the “weighting” which, for each such basket currency in each calculation period, will be set on the initial determination date for that calculation period and is driven by the interest rate differential, the implied volatility of that basket currency relative to the U.S. dollar and the constant of 2.3094 as follows:

Setting the weighting for each basket currency involves four factors:

▪	The weighting will indicate whether the carry trade involves buying or selling the basket currency.

▪
If a basket currency interest rate exceeds the USD interest rate, the weighting will be positive and the carry trade will involve buying the basket currency.  If the USD interest rate exceeds the basket currency interest rate, the weighting will be negative and the carry trade will involve selling the basket currency.

▪	The weighting will use the differential between the basket currency interest rate and the USD interest rate as a key determinant of the degree of your exposure to a carry trade.

▪
As the differential between the basket currency interest rate and the USD interest rate increases, the degree of exposure under the carry trade provided by the weighting will increase.  Conversely, as the differential decreases, the degree of exposure under the carry trade provided by the weighting will decrease.  This dynamic has the effect of increasing the degree of exposure to the carry trades for basket currencies which have a high interest rate differential to the USD interest rate and conversely, decreasing the degree of exposure to the carry trades for basket currencies which have a low interest rate differential to the USD interest rate.

▪	The weighting will use the implied exchange rate volatility as calculated on each initial determination date with respect to each basket currency to determine the degree of exposure to a carry trade.

▪
As the implied volatility of the basket currency increases, the degree of exposure to the carry trade for such basket currency will decrease.  Conversely, as the implied volatility of the basket currency decreases, the degree of exposure to the carry trade for such basket currency will increase.  This dynamic has the effect of reducing the possibility that movements in the spot exchange rate will impact, either positively or negatively, the return from the carry trade.  The “implied exchange rate volatility” will be calculated by our affiliate, Morgan Stanley Capital Services Inc., in its role as the calculation agent on the basis of 1 month implied volatility between such basket currency and the U.S. dollar.

▪	The weighting will use the constant of 2.3094 to influence the risk/reward exposure of the carry trade.

▪
The constant of 2.3094 has been derived by the calculation agent.  It has the effect of reducing the risk you are exposed to under any particular carry trade.  This in turn, however, also reduces the potential reward you may gain under any particular carry trade.

All weightings are subject to a maximum of +/– 500%.

March 2008	Page 5

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

What is a Defeasance Event?
A “defeasance event” will occur if, at any time on any day during a calculation period, the net carry trade loss position equals or exceeds the protection amount as determined on the initial determination date of such calculation period and, in such event, the notes will no longer pay any variable monthly payments based on the monthly basket performance and once the carryover reserve equals $0, the notes will no longer pay any variable monthly payment at all.

The “net carry trade loss position” at any time on any day will be equal to the sum of the carry trade loss positions for all basket currencies at such time on such day.  Such “carry trade loss position” for a basket currency during a calculation period, which will be positive if the carry trade is experiencing a loss and negative if there is a gain, will equal:

▪	for the Australian dollar, British pound, Eurozone euro and New Zealand dollar,

▪	for the Canadian dollar, Japanese yen, Norwegian krone, Swedish krona and Swiss franc,

At any time on any day during a calculation period, the “market value of forward” for each basket currency will equal the then current market value, as determined by the calculation agent, of the one-month forward contract for the relevant basket currency theoretically entered into on the initial determination date of such calculation period.

Basket Overview

Basket Currency	Forward Reference Source (Bloomberg page)	Spot Reference Source (Reuters page)
Australian dollar	WMCO	“WMRSPOT12”
British pound	WMCO	“WMRSPOT07”
Canadian dollar	WMCO	“WMRSPOT09”
Eurozone euro	WMCO	“WMRSPOT05”
Japanese yen	WMCO	“WMRSPOT12”
New Zealand dollar	WMCO	“WMRSPOT12”
Norwegian krone	WMCO	“WMRSPOT06”
Swedish krona	WMCO	“WMRSPOT07”
Swiss franc	WMCO	“WMRSPOT07”

March 2008	Page 6

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Key Benefits
The carry trade is a strategy frequently used by investors seeking to profit from differentials between interest rates in different countries.  The notes provide investors with exposure to the notional performance of monthly interest rate carry trades on a basket of nine developed economy currencies relative to the U.S. dollar with no downside risk to principal.

Protect Principal	▪ 100% principal protection at maturity regardless of the performance of the basket
Variable Monthly Payment	▪ Monthly payment on the notes (variable and may be zero)
Access	▪ Exposure to a basket of nine currencies and the notional performance of monthly interest rate carry trades ▪ Portfolio diversification from traditional fixed income / equity investments
Best Case Scenario
Investors receive their principal plus a protection amount plus any excess carryover amount at maturity, in addition to receiving up to the maximum monthly payment each month over the term of the notes prior to maturity

Worst Case Scenario	A defeasance event occurs shortly after the issuance of the notes and the notes pay no monthly payments and the investors receive only their principal at maturity

Summary of Selected Key Risks (see pages 19-21)

▪	No guarantee of a variable monthly payment nor a return of more than the principal amount at maturity
▪	The risk of the occurrence of a defeasance event exists throughout the term of the notes and is not limited to the determination dates
▪	Convergence of basket currency interest rates and the USD interest rate will negatively affect the notes
▪	Interest rate risk
▪	Currency exchange risk
▪	Carry trade performances by one or more of the basket currencies may offset each other
▪	The weightings could decrease the exposure under all or substantially all the carry trades at once and will influence the relative exposure provided by any single basket currency
▪	A decrease in the protection amount increases the likelihood that a defeasance event will occur
▪	You may become exposed to fewer than nine basket currencies
▪	Government intervention affecting interest rates and exchange rates could materially and adversely affect the value of the notes
▪	Many unpredictable factors will affect the value of the notes
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
▪	Economic interests of the calculation agent may be potentially adverse to the investors
▪	Issuer credit ratings may affect the market value of the notes
▪	Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity
▪	Trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies

Suitability
The notes may be suitable for investors who:

▪	do not require regular current income / coupon payments;
▪	are capable of understanding the complexities / risks specific to the notes, including carry trades on the basket currencies; and
▪	are willing to accept the risk of no return on the notes.

March 2008	Page 7

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Fact Sheet
The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
March , 2008	March , 2008 (5 business days after the pricing date)	April 6, 2012
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate Information” on page 10)
Stated principal amount:	$1,000 per note
Principal protection:	100%
Payment at maturity (per note):	$1,000 plus the protection amount, if any, as calculated on the final determination date of the final calculation period.
Protection amount:
The protection amount will initially be $80 to $100, as determined on the pricing date, and may be increased or decreased on each subsequent determination date.  For subsequent calculations of the protection amount on each determination date, please see “Investment Overview – What is the Payment at Maturity?” on page 3.

Calculation period:
Each monthly calculation period runs from and including a determination date (for each calculation period, the “initial determination date”) to and including the following determination date (for each calculation period, the “final determination date”).

Determination date:
The initial determination date for the initial calculation period will be March 27, 2008, and, thereafter, will be a day falling towards the end of each month as set forth in Annex A; provided that if any such day as set forth in Annex A is not a currency business day, the relevant determination date will be the immediately preceding currency business day.

Variable monthly payment:	Subject to the prior occurrence of a defeasance event,
(i)	if the monthly basket performance is positive:
variable monthly payment = (75% x monthly basket performance x $1,000) + carryover payment, if any, subject to the maximum monthly payment (in which case, any excess over such maximum monthly payment will be allocated to the carryover reserve); or

	(ii)	if the monthly basket performance is zero or negative: variable monthly payment = $0 + carryover payment, if any, subject to the maximum monthly payment.

A defeasance event may occur at any time on any day during a calculation period as further described herein, at which point the notes will no longer pay any variable monthly payments based on the monthly basket performance and, once the carryover reserve equals $0, the notes will no longer pay any variable monthly payment at all.

Please see “Investment Overview – What is a Variable Monthly Payment?,” “–What is the Weighting?” and “– What is a Defeasance Event?” on pages 4-6.
Maximum monthly payment:	$8.33 per month (equivalent to an annualized return of approximately 10%)
Basket currencies:	Australian dollar	Eurozone euro	Norwegian krone
	British pound	Japanese yen	Swedish krona
	Canadian dollar	New Zealand dollar	Swiss franc
Reference source:	Basket Currency	Forward Reference Source (Bloomberg page)	Spot Reference Source (Reuters page)
	Australian dollar	WMCO	WMRSPOT12
	British pound	WMCO	WMRSPOT07
	Canadian dollar	WMCO	WMRSPOT09
	Eurozone euro	WMCO	WMRSPOT05
	Japanese yen	WMCO	WMRSPOT12
	New Zealand dollar	WMCO	WMRSPOT12
	Norwegian krone	WMCO	WMRSPOT06
	Swedish krona	WMCO	WMRSPOT07
	Swiss franc	WMCO	WMRSPOT07
Risk Factors:	Please read all of the “Risk Factors” on pages 19-21.

March 2008	Page 8

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	6174463V9
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, regardless of whether any interest is paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. If the notes were priced on February 20, 2008, the “comparable yield” would be a rate of 4.1862% per annum, compounded monthly; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000 and a day count convention of 30 days per month and 360 days per year) consists of the following:

	DATE	PROJECTED PAYMENTS	DATE	PROJECTED PAYMENTS
	April 3, 2008	5.0002	May 5, 2010	3.4885
	May 5, 2008	3.7211	June 3, 2010	3.2559
	June 4, 2008	3.3722	July 6, 2010	3.8374
	July 3, 2008	3.3722	August 4, 2010	3.2559
	August 5, 2008	3.7211	September 3, 2010	3.3722
	September 4, 2008	3.3722	October 5, 2010	3.7211
	October 3, 2008	3.3722	November 3, 2010	3.2559
	November 5, 2008	3.7211	December 3, 2010	3.4885
	December 3, 2008	3.2559	January 5, 2011	3.7211
	January 6, 2009	3.8374	February 3, 2011	3.2559
	February 4, 2009	3.2559	March 3, 2011	3.4885
	March 4, 2009	3.4885	April 5, 2011	3.7211
	April 3, 2009	3.3722	May 4, 2011	3.3722
	May 5, 2009	3.7211	June 3, 2011	3.3722
	June 3, 2009	3.2559	July 6, 2011	3.8374
	July 6, 2009	3.8374	August 3, 2011	3.1397
	August 5, 2009	3.3722	September 6, 2011	3.8374
	September 3, 2009	3.2559	October 5, 2011	3.3722
	October 5, 2009	3.7211	November 3, 2011	3.2559
	November 4, 2009	3.3722	December 5, 2011	3.7211
	December 3, 2009	3.3722	January 5, 2012	3.4885
	January 6, 2010	3.8374	February 3, 2012	3.2559
	February 3, 2010	3.1397	March 5, 2012	3.7211
	March 3, 2010	3.4885	April 6, 2012	1,003.6048
	April 5, 2010	3.7211

The actual comparable yield and the projected payment schedule of the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments  that will be made on a Note.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Income Taxation — Non-U.S. Holders — Notes.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	USD

March 2008	Page 9

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$1,000.00	3.00%	<$999K
$995.00	2.50%	$1MM-$2.999MM
$992.50	2.25%	$3MM-$4.999MM
$990.00	2.00%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 10

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Hypothetical Payments on the Notes

EXAMPLE 1.  The following example sets out:

▪	How to calculate the weighting for each basket currency;
▪	How to calculate the carry trade performance for each basket currency and the monthly basket performance;
▪	How to calculate the variable monthly payment;
▪	How to calculate the protection amount; and
▪	How to calculate the payment at maturity.

Hypothetical Values
Basket currency	Interest rate	Implied exchange rate volatility	Initial forward exchange rate	Final spot exchange rate	Weighting
Australian dollar (AUD)	7.71%	13.00%	0.8614	0.88	15.4219%
British pound (GBP)	5.65%	8.50%	2.0103	1.95	13.0923%
Canadian dollar (CAD)	3.85%	11.20%	1.00	1.0129	2.9770%
Eurozone euro (EUR)	4.36%	8.85%	1.45	1.47	6.2628%
Japanese yen (JPY)	0.90%	11.30%	105	107	–8.3537%
Norwegian krone (NOK)	5.95%	12.15%	5.56	5.54	10.2284%
New Zealand dollar (NZD)	8.88%	14.65%	0.7456	0.7770	17.1432%
Swedish krona (SEK)	4.70%	11.65%	6.46	6.34	6.0027%
Swiss franc (CHF)	2.78%	9.60%	1.0879	1.0968	–1.3532%
U.S. dollar (USD)	3.08%	N/A	N/A	N/A	N/A

How to calculate the weighting for each basket currency
At the beginning of each monthly calculation period, we will calculate a weighting that represents the size of the carry trade entered into for each basket currency.  Positive weightings represent carry trades in which the basket currency is bought forward and the U.S. dollar sold, while negative weightings represent carry trades in which the basket currency is sold forward and the U.S. dollar is bought.

The weighting for each basket currency will be:

All weightings are subject to a maximum of +/– 500%.  The constant of 2.3094 will not change during the term of the notes.

For example, using the hypothetical values in the above table for the Eurozone euro, its weighting would be:

March 2008	Page 11

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

To give an example of a basket currency which has a negative weighting and is therefore sold, the weighting for the Japanese yen would be:

How to calculate the carry trade performance for each basket currency and the monthly basket performance
The monthly basket performance is the sum of the carry trade performances for all basket currencies.  On the final determination date of each calculation period, we will calculate the carry trade performance for each basket currency.

The carry trade performance will equal,

for AUD, GBP, EUR and NZD:

and,

for CAD, JPY, NOK, SEK and CHF:

To demonstrate how the carry trade performance is calculated, using the hypothetical values in the above table, the carry trade performance for the Eurozone euro would equal:

Similarly, using the hypothetical values in the above table, the carry trade performances for the other basket currencies would be as noted in the table below.

GBP carry trade performance:	–0.39271%
AUD carry trade performance:	0.33300%
CAD carry trade performance:	–0.03791%
EUR carry trade performance:	0.08638%
JPY carry trade performance:	0.15614%
NOK carry trade performance:	0.03693%
NZD carry trade performance:	0.72196%
SEK carry trade performance:	0.11362%
CHF carry trade performance:	0.01098%
Monthly Basket Performance:	1.02839%

As the monthly basket performance is equal to the sum of the carry trade performances, the monthly basket performance in this example would equal 1.02839%.

March 2008	Page 12

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

How to calculate the variable monthly payment
On each monthly payment date, you will receive a variable monthly payment equal to,

if the monthly basket performance is positive for that calculation period:

▪	(75% x monthly basket performance x $1,000) + carryover payment, if any; subject to the maximum monthly payment; or

if the monthly basket performance is zero or negative for that calculation period:

▪	$0 + carryover payment, if any; subject to the maximum monthly payment.

The maximum monthly payment is equal to $8.33, equivalent to an approximate 10% annualized coupon.

In this hypothetical example, the monthly basket performance is positive and, therefore, your variable monthly payment would equal:

$7.71293 = (75% x 1.02839% x $1,000) + carryover payment, if any; subject to the maximum monthly payment

As there is no carryover payment in this example, the variable monthly payment is equal to $7.71293.

How to calculate the protection amount
The protection amount will initially be $80 to $100, as determined on the pricing date.  The protection amount for any calculation period subsequent to the initial calculation period will be calculated on the initial determination date of the calculation period as the sum of (x) the protection amount for the immediately preceding calculation period and (y) $1,000 times the protection change.

The protection change will equal:

If the monthly basket performance of the immediately preceding calculation period (“previous monthly basket performance”) is positive, the protection change will be positive and will equal:

▪	25% x previous monthly basket performance

If the previous monthly basket performance is zero or negative, the protection change will be zero or negative and will equal:

▪	100% x previous monthly basket performance

Using the monthly basket performance calculated above, the protection change in this example would equal:

25% x 1.02839% = 0.257098%

and, assuming a protection amount for the immediately preceding calculation period of $80, the protection amount calculated at the end of the hypothetical calculation period would equal:

$80 + ($1,000 x 0.257098%) = $82.57098

How to calculate the payment at maturity
At maturity, you will receive the $1,000 stated principal amount plus the protection amount, if any, per note.  If a defeasance event has occurred, you will only receive the $1,000 stated principal amount per note at maturity.

In this example, assuming the maturity of the notes occurred on the day we calculated the monthly basket performance, your payment at maturity would be $1,000 plus $82.57098 (the protection amount as determined on the initial determination date of the applicable calculation period).

Additionally, the variable monthly payment payable on the final monthly payment date will equal any amount calculated in accordance with the calculation for variable monthly payments plus any carryover reserve remaining after such calculation and will not be subject to the maximum monthly payment.

There is no guarantee that the protection amount will be greater than $0 at the maturity of the notes.

March 2008	Page 13

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

EXAMPLE 2.  The following examples illustrate how the variable monthly payment will be based on the monthly basket performance and may sometimes include a carryover payment.

▪	If the monthly basket performance is zero or negative and there is no carryover reserve, your variable monthly payment would be zero and the protection amount would be reduced.

If the monthly basket performance is zero or negative and there is no carryover reserve, you would not receive any variable monthly payment on the monthly payment date for that calculation period.  Accordingly, if the monthly basket performance were, for example, –0.25%, the variable monthly payment would be zero.  A negative monthly basket performance such as this would also decrease the protection amount by an amount equal to 100% of the negative monthly basket performance times $1,000 or, $2.50.

▪	If the monthly basket performance is zero or negative but there is a carryover reserve, you would receive a variable monthly payment but the protection amount would still be reduced.

If the monthly basket performance is zero or negative and there is a carryover reserve, you would receive a variable monthly payment for that monthly calculation period of the carryover payment (which would be drawn from the carryover reserve), subject to the maximum monthly payment.  Accordingly, if the monthly basket performance were –0.25% and the carryover reserve were $9, you would receive a carryover payment of $8.33 as the variable monthly payment (the maximum monthly payment would limit the amount of the carryover reserve paid in any month as the carryover payment).  However, such a monthly basket performance would also decrease the protection amount by an amount equal to 100% of the negative monthly basket performance times $1,000 or, $2.50, regardless of the carryover payment.

▪	If the monthly basket performance is positive, the variable monthly payment is subject to the maximum monthly payment.

If the monthly basket performance is positive, you would receive a variable monthly payment based on that monthly basket performance, subject to the maximum monthly payment. Accordingly, if the monthly basket performance were 2%, you would receive a variable monthly payment of $8.33 (the maximum monthly payment) rather than 75% x 2% x $1,000, which is equal to $15.  This is because the maximum monthly payment limits the variable monthly payment to $8.33.   In this situation, the difference between $15 and the maximum monthly payment ($6.67) would, however, be added to the carryover reserve.  The increase in the protection amount for a given calculation period is not capped and, therefore, your protection amount in this example would increase by $5, or 25% x 2% x $1,000.

▪
If the monthly basket performance is positive, you may receive a variable monthly payment equal to the maximum monthly payment because of the carryover payment; however, the protection amount increase would only be in respect of 25% of the monthly basket performance.

The carryover payment may increase your variable monthly payment, potentially up to the maximum monthly payment, if the monthly basket performance provides a return which is below that level.  Accordingly, if the monthly basket performance were 1%, the variable monthly payment calculated without regard to the carryover reserve would be 75% x 1% x $1,000, or $7.50.  As this is below the maximum monthly payment, if there were any carryover reserve, you would receive a carryover payment drawn from the carryover reserve in an amount up to $0.8333, which would bring your variable monthly payment up to the maximum monthly payment of $8.33.  However, even though the monthly variable payment is equal to the maximum monthly payment, the increase in the protection amount will only be based on 25% of the monthly basket performance and accordingly, will not take into account the effect of the carryover payment on the variable monthly payment.

March 2008	Page 14

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

EXAMPLE 3.  The following examples illustrate how the carry trade performance will be affected by movements in the spot exchange rate.
Movements in the spot exchange rate relative to the initial forward exchange rate over the calculation period will affect the carry trade performance for each basket currency.  How such movements affect the carry trade performance will depend on which way the spot exchange rate moves relative to the initial forward exchange rate and whether the basket currency is being bought or sold forward.

▪
If the basket currency is being bought forward because the basket currency interest rate is greater than the USD interest rate, then a strengthening in the spot exchange rate of the basket currency over the calculation period would increase the carry trade performance for that basket currency.  Conversely, a weakening in the spot exchange rate over the calculation period would decrease the carry trade performance for that basket currency.

If the basket currency is being sold forward because the basket currency interest rate is less than the USD interest rate, then a strengthening in the spot exchange rate of the basket currency over the calculation period would decrease the carry trade performance for that basket currency.  Conversely, a weakening in the spot exchange rate over the calculation period would increase the carry trade performance for that basket currency.

For example, with the interest rates given in the full example, the EUR has a higher interest rate than the USD and accordingly, is bought forward.  Conversely, the JPY has a lower interest rate than the USD and accordingly, is sold forward.  The hypothetical values in the table below show that the spot exchange rate for the EUR has weakened over the calculation period (from 1.47 on the initial determination date to 1.44 on the final determination date so that one EUR buys fewer U.S. dollars).  Conversely, the spot exchange rate for the JPY has strengthened over the calculation period (from 107 on the initial determination date to 104 on the final determination date so that one JPY buys more U.S. dollars).

Basket Currency	Interest Rate	Initial forward exchange rate	Spot exchange rate on initial determination date	Final spot exchange rate (on final determination date)	Weighting
EUR	4.36%	1.45	1.47	1.44	6.2628%
JPY	0.90%	105	107	104	–8.3537%

Using the final spot exchange rate to calculate the carry trade performance of the EUR and JPY gives:

The carry trade performances are both negative and accordingly, worse than the carry trade performances calculated in the full example (which assumed that the spot exchange rate held constant throughout the calculation period).  Both carry trade performances are worse because the spot exchange rate weakened for the EUR (which was being bought forward) and strengthened for the JPY (which was being sold forward).  The carry trade performances are negative because the final spot exchange rate has converged towards the initial forward exchange rate and weakened (or strengthened, in the case of the JPY) in excess of the initial forward exchange rate.

Whether the carry trade performance for a particular basket currency suffers or improves due to a relative strengthening of the U.S. dollar will depend on whether the basket currency has a higher or lower interest rate than the interest rate for the U.S. dollar and accordingly, whether the basket currency is being bought or sold forward as part of the carry trade.

March 2008	Page 15

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

EXAMPLE 4.  The following examples illustrate how the weighting of each basket currency and therefore the potential carry trade performance will depend on the interest rate differential between the basket currency and the U.S. dollar.

▪	If the interest rate differential increases, the weighting will also increase.

The weighting for a basket currency will increase if the differential between the USD interest rate and the basket currency interest rate increases (all else remaining equal). For example, if the EUR interest rate increases to 6.00% (compared to 4.36% in the full example), the interest rate differential will increase and the EUR weighting will increase from 6.2628% in the full example to 14.2870%, as set out below:

Because the weighting has increased, and all other values have remained constant, the EUR carry trade performance would increase from 0.08638% in the full example to 0.19706%, as set out below:

While in this example we used the same initial forward exchange rate and final spot exchange rate as we used in the full example, we would expect, however, that the difference between the initial forward exchange rate and the final spot exchange rate would increase as the interest rate differential increases, all else remaining equal.

▪	If the interest rate differential decreases, the weighting will also decrease.

The weighting for a basket currency will decrease if the differential between the USD interest rate and the basket currency interest rate decreases (all else remaining equal).  For example, if the EUR interest rate decreases to 4.00% (compared to 4.36% in the full example), the interest rate differential will decrease and the EUR weighting will decrease from 6.2628% in the full example to 4.5014%, as set out below:

Because the weighting has decreased, and all other values have remained constant, the EUR carry trade performance would decrease from 0.08638% in the full example to 0.06209%, as set out below:

As in the previous example, this change in weighting will change your variable monthly payment, assuming all else remains constant.

However, as in the previous example, while in this example we used the same initial forward exchange rate and final spot exchange rate as we used in the full example, we would expect that the difference between the initial forward exchange rate and the final spot exchange rate will decrease as the interest rate differential decreases, all else remaining equal.

March 2008	Page 16

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

EXAMPLE 5.  The following examples illustrate how the weighting of each basket currency will also depend on the implied volatility between that basket currency and the U.S. dollar.

▪	If the implied exchange rate volatility increases for a basket currency, the weighting for that basket currency would decrease.

The weighting for a basket currency will decrease if the implied exchange rate volatility for that basket currency increases, all else remaining equal. If the USD/EUR implied volatility doubles from 8.85% in the full example to 17.70%, the EUR weighting would halve from 6.2628% in the full example to 3.1314%, as set out below:

As a result, the EUR carry trade performance also halves from 0.08638% in the full example to 0.04319%, as set out below:

▪	If the implied exchange rate volatility decreases for a basket currency, the weighting for that basket currency would increase.

The weighting for a basket currency will increase if the implied exchange rate volatility decreases, all else remaining equal. If the USD/EUR implied volatility halves from 8.85% in the full example to 4.425%, the EUR weighting would double from 6.2628% in the full example to 12.5256%, as set out below:

As a result, the EUR carry trade performance would also double from 0.08638% in the full example to 0.17276%, as set out below:

March 2008	Page 17

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

EXAMPLE 6.  The following example illustrates how the aggregate size of the nine carry trades for each calculation period will depend on the weightings.
The aggregate size of the nine carry trades for each calculation period will depend on the weightings.  The U.S. dollar amount represented by each carry trade will be equal to the weighting times $1,000.

Accordingly, using the weightings calculated in the full example, each basket currency would have the following U.S. dollar amount equivalent of the basket currency notionally invested:

Basket Currency	Weighting	U.S. Dollar Amount Invested
AUD	15.4219%	$154.219
GBP	13.0923%	$130.923
CAD	2.9770%	$29.77
EUR	6.2628%	$62.628
JPY	–8.3537%	$83.537
NOK	10.2284%	$102.284
NZD	17.1432%	$171.432
SEK	6.0027%	$60.027
CHF	–1.3532%	$13.532
	Total:	$808.352

In this example, the aggregate size of the nine carry trades is less than the $1,000 stated principal amount per note.  Conversely, the weightings could be larger in size so that the aggregate size of the nine carry trades exceeds the $1,000 stated principal amount per note.

March 2008	Page 18

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Selected Risk Factors
The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes, including carry trades on the basket currencies.  Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
No guarantee of a variable monthly payment nor a return of more than the principal amount at maturity.  The terms of the notes differ from ordinary debt securities in that the notes will not provide regular payments of interest.  Instead, you will receive, subject to the prior occurrence of a defeasance event, a variable monthly payment, which may be zero, based on the monthly basket performance for the relevant calculation period and the carryover reserve, if any.  If a defeasance event occurs, you will receive no variable monthly payments for the remaining term of the notes (subject to the payment of any carryover payment) and you will receive only the principal amount of the notes you hold at maturity.  Additionally, the protection amount will be decreased over the term of the notes by 100% of any monthly basket performance which is negative and if, at maturity, the protection amount is zero, you will receive only the principal amount of the notes you hold.

▪
The risk of the occurrence of a defeasance event exists throughout the term of the notes and is not limited to the determination dates.  A defeasance event will occur if, at any time, the mark-to-market value of the carry trade positions underlying the notes exceeds the protection amount, in which event you will no longer receive any variable monthly payments for the remaining term of the notes (subject to the payment of any carryover payment) and will receive, at maturity, only the principal amount of the notes you hold.  If a defeasance event occurs during a calculation period, you will have no right to wait until the final determination date of the calculation period to see if the monthly basket performance has in fact recovered and would have returned a positive result for the calculation period.

▪
Convergence of basket currency interest rates and the USD interest rate will negatively affect the notes.  Any decrease in the differential between the USD interest rate and the basket currency interest rate will decrease the carry trade performance for that basket currency as such decrease in the differential between the interest rates causes (i) the exposure provided by the weighting for such basket currency to decrease, (ii) the differential between the one-month forward exchange rate and the spot exchange rate to decrease and (iii) the attractiveness of the carry trade to the market in general to decrease which will likely diminish the forward rate bias and compound the already decreased differential between the interest rates.  Accordingly, as a basket currency interest rate and the USD interest rate converge, it is likely that the carry trade performance for that particular basket currency will decrease and become negative, which increases the likelihood of the occurrence of a defeasance event.

▪
Interest rate risk.  Prevailing short term interest rates (such as those referenced for the basket currency interest rates and U.S. interest rate) are significantly influenced by government action, through the levels of official cash rates, as an instrument of monetary policy.  It is not possible to predict governmental action in either the U.S. or any of the economies of the basket currencies over the term of the notes which could cause interest rates to converge and therefore decrease the carry trade performance for a basket currency.

▪
Currency exchange risk. Fluctuations in the spot exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes as such fluctuations could reduce any positive monthly basket performance created by a differential in interest rates and even result in a negative carry trade performance in respect of that basket currency.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that economy including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related economies.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign economy and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal

March 2008	Page 19

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.

▪
Carry trade performances by one or more of the basket currencies may offset each other.  Positive carry trade performances by some basket currencies will be offset by negative carry trade performances of other basket currencies.  If a carry trade which has a greater relative exposure performs negatively, this negative carry trade performance will have a greater impact on your monthly basket performance than would positive performances under carry trades with lesser weightings.

▪
The weightings could decrease the exposure under all or substantially all the carry trades at once and will influence the relative exposure provided by any single basket currency.  The weighting determines the exposure offered by any particular carry trade.  If a majority of, or all, the basket currencies experience a decrease in interest rate differentials and/or an increase in the implied volatility of exchange rates, the exposure offered by notes in any particular calculation period will decrease, including to below the principal amount of the notes.  Similarly, if the weighting for any individual basket currency increases significantly, the carry trade performance for that basket currency could become a dominant determinant of the monthly basket performance.  Alternatively, the weighting of a basket currency could diminish so that the exposure to the performance of that basket currency significantly diminishes.

▪
A decrease in the protection amount increases the likelihood that a defeasance event will occur.  Because the amount of the net carry trade loss position required to cause a defeasance event will decrease with the decreasing protection amount, it will become more likely that a defeasance event may occur as the protection amount decreases.  The protection amount will decrease by 100% of any negative monthly basket performance.

▪
You may become exposed to fewer than nine basket currencies.  If one or more basket currencies are replaced by an existing basket currency, we will not make any adjustments to the notes other than to remove the replaced basket currency from the basket.  If this occurs, you will be exposed to fewer than nine basket currencies and will lose the potential benefit provided by the carry trade performance of that basket currency.

▪
Government intervention affecting interest rates and exchange rates could materially and adversely affect the value of the notes. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
Many unpredictable factors will affect the value of the notes. These include: (i) interest rate levels for the basket currencies; (ii) the implied volatility of the basket currencies relative to the U.S. dollar; (iii) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (iv) the time remaining to the maturity; (v) availability of comparable instruments; (vi) intervention by the governments of the related basket currencies; and (vii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley & Co. Incorporated is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley & Co. Incorporated, as a result of dealer discounts, mark-ups or other transaction costs.

March 2008	Page 20

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment at maturity and the variable monthly payments.

▪
Issuer’s credit ratings may affect the market value of the notes.  Investors are subject to the credit risk of the issuer.  Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Secondary trading may be limited.  The notes will not be listed on any securities exchange and there may be little or no secondary market.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily or at a price that you desire.  Morgan Stanley & Co. Incorporated currently intends to act as a market maker for the notes but is not required to do so.

▪
Trading activity by affiliates of the issuer could adversely affect exchange rates for the basket currencies.  Affiliates of the issuer trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these trading activities either prior to the pricing date or during the term of the notes, including on the determination dates, could affect the exchange rates of the basket currencies and, accordingly, the payment at maturity and the variable monthly payments.

March 2008	Page 21

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Historical Information
The following graphs show the hypothetical variable monthly payments, the carryover reserve and the protection amount which would have been calculated on the notes if the notes had been outstanding during the four-year period indicated by the particular graph.  The hypothetical historical graphs should not be taken as an indication of the performance of the notes over their term.  No guarantee can be given that the variable monthly payment will be in excess of $0 in any month, that a defeasance event will not occur or that each note will pay at maturity in excess of $1,000.  The data underlying the following graphs was calculated using an initial, hypothetical protection amount of $80 and on the basis that a defeasance event would occur only if the monthly basket performance on any determination date decreased the protection amount to zero.  Under the terms of the notes, however, a defeasance event will occur if the net carry trade loss position equals or exceeds, at any time on any day, the protection amount as determined on the initial determination date of the applicable calculation period.  This means that a defeasance event could occur even if the monthly basket performance would not otherwise have resulted in a decrease of the protection amount to zero.  In addition, these hypothetical examples were based on hypothetical purchases and sales of the relevant one month forward contracts used to calculate the monthly basket performance without taking into account the bid/offer spread in such contracts, which, under the actual terms of the notes, could be taken into account and would correspondingly reduce the actual variable monthly payments and the carryover reserve.

Where the final variable monthly payment is represented by an arrow extending off the graph, this indicates that the final variable monthly payment is an amount which is greater than the scale permitted by the left hand side of the graph for variable monthly payments.  Please review the tables following the graphs to understand the exact amount of the final variable monthly payment.

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$152.67	$161.01 = $152.67 + $8.33	$0.00	$1,161.01 = $1,000.00 + $161.01 + $0.00	10/14/98

March 2008	Page 22

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$52.68	$61.01 = $52.68 + $8.33	$0.00	$1,061.01 = $1,000.00 + $61.01 + $0.00	12/14/99

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$0.00	$0.00	$0.00	$1,000.00 = $1,000.00 + $0.00 + $0.00	10/15/98

March 2008	Page 23

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$0.00	$0.00	$0.00	$1,000.00 = $1,000.00 + $0.00 + $0.00	12/15/98

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$63.08	$71.41 = $63.08 + $8.33	$59.47	$1,130.88 = $1,000.00 + $71.41 + $59.47	N/A

March 2008	Page 24

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$102.23	$110.56 = 102.23 + $8.33	$123.78	$1,234.34 = $1,000.00 + $110.56 + $123.78	N/A

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$52.64	$60.98 = $52.64 + $8.33	$115.10	$1,176.08 = $1,000.00 + $60.98 + $115.10	N/A

March 2008	Page 25

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$7.57	$15.91 = $7.57 + $8.33	$117.83	$1,133.74 = $1,000.00 + $15.91 + $117.83	N/A

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$7.18	$15.52 = $7.18 + $8.33	$18.74	$1,034.26 = $1,000.00 + $15.52 + $18.74	N/A

March 2008	Page 26

Hypothetical Historical Performance of the Basket

Carryover Reserve at Maturity	Final Variable Monthly Payment	Protection Amount at Maturity	Total Payment Received at Maturity	Date of Defeasance Event
$7.18	$15.52 = $15.52 + $1.66	$18.74	$1,034.26 = $1,000.00 + $15.52 + $18.74	3/5/07

March 2008	Page 27

Capital-Protected Currency Income Notes
Based on a Basket of Nine Currencies Relative to the U.S. Dollar

ANNEX A

The determination dates will be:

Date	Date
3/27/2008	4/26/2010
4/28/2008	5/27/2010
5/27/2008	6/28/2010
6/26/2008	7/29/2010
7/29/2008	8/27/2010
8/27/2008	9/27/2010
9/26/2008	10/28/2010
10/29/2008	11/29/2010
11/26/2008	12/29/2010
12/29/2008	1/27/2011
1/28/2009	2/25/2011
2/26/2009	3/28/2011
3/27/2009	4/28/2011
4/27/2009	5/27/2011
5/28/2009	6/27/2011
6/26/2009	7/28/2011
7/29/2009	8/26/2011
8/28/2009	9/28/2011
9/28/2009	10/27/2011
10/28/2009	11/28/2011
11/27/2009	12/28/2011
12/29/2009	1/31/2012
1/27/2010	2/27/2012
2/25/2010	3/28/2012
3/29/2010

March 2008	Page 28